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Exhibit 99.4

INDEPENDENT AUDITORS' REPORT

To the Partners of
Illinois Valley Cellular RSA 2-III Partnership

        We have audited the accompanying balance sheets of Illinois Valley Cellular RSA 2-III Partnership (an Illinois partnership) as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years in the period ended December 31, 2002. These financial statements are the responsibility of the Operating Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Valley Cellular RSA 2-III Partnership as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KIESLING ASSOCIATES LLP
Madison, Wisconsin
March 1, 2003

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$81,145	$48,377
Accounts receivable:
Due from customers
Less allowance of $85,000 and $80,000, respectively	565,754	697,422
Affiliates	69,741	72,718
Other	20,554	23,620
Prepaids	104,236	3,855

	841,430	845,992

PROPERTY AND EQUIPMENT
Plant in service	7,124,486	5,816,790
Less accumulated depreciation	(3,356,524)	(2,834,086)

	3,767,962	2,982,704

OTHER NONCURRENT ASSETS
Investments	73,140	100,147
Other	1,215	1,215

	74,355	101,362

TOTAL ASSETS	$4,683,747	$3,930,058

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Current portion of long-term debt	$—	$236,690
Capital lease obligation	11,495	—
Notes payable	1,500,000	400,000
Accounts payable:
Trade	107,184	38,031
Affiliates	401,580	429,224
Other	130,070	151,128
Accrued commissions	39,849	51,572
Advance billings	2,383	3,683
Other	154,660	123,789

	2,347,221	1,434,117

LONG-TERM OBLIGATIONS
Capital lease obligation	52,175	—

PARTNERS' CAPITAL	2,284,351	2,495,941

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$4,683,747	$3,930,058

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

STATEMENTS OF INCOME
Years Ended December 31, 2002, 2001, and 2000

	2002	2001	2000
OPERATING REVENUES
Retail service	$3,469,059	$3,227,973	$3,047,399
Roamer service	2,521,150	3,344,344	2,573,368
Equipment sales	101,694	111,163	85,863
Miscellaneous services	788,808	637,263	442,516

	6,880,771	7,320,743	6,149,146

OPERATING EXPENSES
Cost of sales	3,628,394	3,563,141	2,817,688
Cost of equipment sales	578,473	570,489	555,587
Selling, general, and administrative	2,280,964	2,080,607	1,758,277
Depreciation	580,137	493,940	489,717

	7,067,968	6,708,177	5,621,269

OPERATING INCOME	(187,257)	612,566	527,877

OTHER INCOME (EXPENSES)
Interest expense	(52,682)	(56,560)	(103,842)
Interest during construction	20,308	—	—
Other, net	8,041	14,352	13,129

	(24,333)	(42,208)	(90,713)

NET INCOME	$(211,590)	$570,358	$437,164

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

STATEMENTS OF PARTNERS' CAPITAL
December 31, 2002, 2001, and 2000

Total
Balance at December 31, 1999	$1,988,174
Net Income	437,164
Distribution	(99,994)

Balance at December 31, 2000	2,325,344
Net Income	570,358
Distribution	(399,761)

Balance at December 31, 2001	2,495,941
Net Income (Loss)	(211,590)

Balance at December 31, 2002	$2,284,351

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002, 2001, and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(211,590)	$570,358	$437,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	580,137	493,940	489,717
Provision for losses on accounts receivable	5,000	10,000	(25,000)
Changes in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	132,711	(239,549)	88,558
Prepaids	(100,381)	—	—
Increase (Decrease) in:
Accounts payable	20,451	311,892	(390,032)
Other	17,852	(11,548)	26,737

Net cash provided by operating activities	444,180	1,135,093	627,144

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,298,556)	(484,229)	(129,498)
Proceeds from the sale of investments, net	27,007	46,302	128,861

Net cash used in investing activities	(1,271,549)	(437,927)	(637)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	1,100,000	—	—
Repayment of long-term borrowings	(236,690)	(293,659)	(493,234)
Payments of capital lease obligations	(3,173)	—	—
Partnership distribution	—	(399,761)	(99,994)

Net cash provided by/(used in) financial activities	860,137	(693,420)	(593,228)

Net Increase in Cash and Cash Equivalents	32,768	3,746	33,279
Cash and Cash Equivalents at Beginning of Year	48,377	44,631	11,352

Cash and Cash Equivalents at End of Year	$81,145	$48,377	$44,631

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

        The Illinois Valley Cellular RSA 2-III Partnership (Partnership) is organized pursuant to the provisions of the Illinois Uniform Partnership Act. The Partnership was formed on November 6, 1989, to fund, establish, and provide cellular service within a portion of the Illinois RSA 2 Cellular Geographic Service Area. At December 31, 2002, 2001, and 2000, the general partners and their respective ownership percentages in the Partnership were as follows:

Partner	Percentage
Illinois SMSA Limited Partnership	20.00%
Chicago SMSA Limited Partnership	20.00%
CENCOMM, Inc.	6-2/3
C-R Cellular, Inc.	6-2/3
DePue Communications, Inc.	6-2/3
Gemcell, Inc.	6-2/3
Gridley Cellular, Inc.	6-2/3
Leonore Cellular, Inc.	6-2/3
Marscilles Cellular, Inc.	6-2/3
McNabb Cellular, Inc.	6-2/3
Tonica Cellular, Inc.	6-2/3

100.00%

        Marscilles Cellular, Inc. (MC) was elected by the Partnership to serve as the operating and network partner of the Partnership.

        The partners make capital contributions, share in the operating results, and receive distributions from the Partnership in accordance with their respective ownership percentages.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accounting policies of the Partnership conform to accounting principles generally accepted in the United States of America. Management uses estimates and assumptions in preparing its financial statements. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

Property and Equipment

        The Partnership's property and equipment is stated at cost, including labor and overheads associated with construction and capitalized interest.

        Depreciation is computed by applying the straight-line method. The estimated service lives for depreciable plant and equipment are: 15 years for buildings; 7 to 15 years for cell site towers; 7 to 10 years for electronic mobile exchange and base site controller equipment; 7 years for furniture and fixtures; and 5 years for computer equipment.

        When depreciable properties are sold, or otherwise disposed of, any resulting gains or losses are included in the determination of income.

Long-Lived Assets

        The Partnership recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Revenue Recognition

        The Partnership earns revenue by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other revenues are recognized when services are performed and include, primarily, connection revenues. Equipment sales are recognized upon delivery of the equipment to the customer.

        The Partnership generates revenue from charges to its customers when they use their cellular phones in other wireless providers' markets. Until 2002, the Partnership included this revenue on a net basis in cost of services in its statement of operations. Expense associated with this revenue, charged by third-party wireless providers, is also included in cost of services. The Partnership used this method because it has passed through to its customers most of the costs related to these revenues. However, the wireless industry and the Partnership have increasingly been using pricing plans that include flat rate pricing and larger home service areas. Under these types of plans, amounts charged to the Partnership by other wireless providers may not necessarily be passed through to its customers.

        In 2002, the Partnership adopted a policy to include the revenue as retail revenue rather than cost of services on a net basis. Roamer revenue includes only the revenue from other wireless providers' customers who use the Partnership's network. Retail revenue and cost of services of $523,315 and $589,604 for 2001 and 2000, respectively, were reclassified to conform to this presentation. This change in presentation has no impact on operating income, net income, or partners' equity.

Expense Recognition

        Pursuant to the Partnership Agreement, expenses included in the Statements of Income represent expenses incurred by the Partnership, including an allocation of administrative and operations costs from the operating partner.

Income Taxes

        The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable to the Partnership, but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the financial statements

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expenses were $203,997, $162,430, and $170,659 in 2002, 2001 and 2000, respectively.

Cash Equivalents

        All highly liquid investments with a maturity of three months or less at the time of purchase are considered cash equivalents. The carrying value of cash and cash equivalents approximates its fair value due to the short maturity of the investments.

Reclassifications

        Certain reclassifications have been made to the 2001 and 2000 financial statements to conform with the 2002 presentation.

NOTE 3. PROPERTY AND EQUIPMENT

        The components of property and equipment were as follows:

	2002	2001
Land and Land improvements	$233,179	$232,978
Buildings	642,311	594,346
Electronic mobile exchange and base site controller equipment	2,479,042	2,097,221
Cell site towers and equipment	1,855,225	1,436,055
Other	1,914,729	1,456,190

Total property and equipment	7,124,486	5,816,790
Less accumulated depreciation	(3,356,524)	(2,834,086)

Total net property and equipment	$3,767,962	$2,982,704

        Property and equipment and accumulated depreciation include $66,843 and $796, respectively, at December 31, 2002, for capital leases. Property and equipment acquired with capital leases in 2002 was $66,843.

NOTE 4. INVESTMENTS

        Investments include $23,669 and $53,035 at December 31, 2002 and 2001, respectively, of Rural Telephone Finance Cooperative (RTFC) subordinated capital certificates (SCC). Such SCCs were purchased from RTFC as a condition of obtaining long-term financing for the Partnership and are carried at cost. The SCCs are non-interest bearing and are returned as the related RTFC loan is repaid. The stock purchases were fully financed through the issuance of long-term debt obligations to RTFC. It is not practical to estimate the fair value for these investments due to a lack of quoted market prices.

NOTE 5. NOTES PAYABLE

        Notes payable consist of:

	2002	2001
RTFC lines of credit	$500,000	$400,000
RTFC revolving line of credit	1,000,000	—

	$1,500,000	$400,000

        Interest on the lines of credit is at a variable rate (5.8% and 5.3% at December 31, 2002 and 2001, respectively).

        In 2002, the Partnership entered into a $1,000,000 revolving line of credit loan agreement with RTFC. While the agreement is scheduled to mature on the one year anniversary of the advance, the Partnership may borrow, repay, and reborrow from time to time until the agreement expires on January 3, 2005. Interest is due quarterly and is based on the prevailing bank prime rate plus one and one-half percent or such lessor amount as determined by RTFC. The rate at December 31, 2002 was

5.8%. The agreement is subject to the provisions of the mortgage and security agreement described below. In addition, the aggregate amount of outstanding principal balance of all Partnership unsecured indebtedness is limited to $1,000,000 at any one time.

        The maximum amount of short-term borrowings at any month-end during 2002 and 2001 were $1,500,000 and $500,000, respectively.

NOTE 6. LONG-TERM DEBT

        Long-term debt consists of:

2001
RTFC notes—variable rate	$160,160
RTFC notes—variable rate	$76,530

Total long-term debt	236,690
Less current portion	(236,690)

$—

        These mortgage notes outstanding at December 31, 2001, are to be repaid in equal quarterly installments covering principal and interest beginning two to three years after date of issue and expiring by 2002. The interest rate on the debt is a variable rate established periodically by the RTFC. The rate at December 3, 2001, was 5.3%.

        Substantially all assets of the Partnership are pledged as security under the mortgage and security agreement with the RTFC.

        The mortgage and security and loan agreements underlying the RTFC notes contain certain restrictions on Partnership distributions, return of partner capital contributions, and investment in, or loans to others. In 2000, the Partnership received a waiver from the lender to make partnership distributions. Also included in the loan agreement is a provision, which requires the partners to infuse, on an ongoing basis, the greater of sufficient amounts of equity to accommodate any cash shortfalls or certain specified amounts. Further, the Partnership is required, under the loan agreement, to achieve a debt service coverage ratio of not less than 1.25.

        Of the funds available under the RTFC approved loans, including amendments, all amounts were advanced as of December 31, 2002.

        Cash paid for interest net amounts capitalized for 2002, 2001, and 2000 totaled $24,922, $62,028, and $97,253, respectively.

        The fair value of the partnership debt is estimated based on the discounted value of future cash flows expected to be paid using current rates of borrowing for similar types of debt. The fair value of debt approximates carrying value at December 31, 2002 and 2001.

NOTE 7. RELATED PARTY TRANSACTIONS

        MC, as operating and network partner, performed certain technical, professional, and administrative services on behalf of the Partnership. In accordance with the Partnership Agreement, MC is reimbursed by the Partnership's share of these costs. MC allocates these costs to the various cellular systems to which they provide service based on each entity's customer access lines. Reimbursed expenses in 2002, 2001, and 2000 were $1,194,151; $1,040,212; and $885,246; respectively. These reimbursed expenses are classified and presented under the Operating Expenses category to which each relates.

        In addition, $107,974, $105,260, and $96,678 were paid to an affiliate of MC for contract labor, interest, and other services in 2002, 2001, and 2000, respectively.

        Certain cellular equipment sold to subscribers by the Partnership is provided to the Partnership by a related entity at cost. Cost of goods sold is recorded by the Partnership at the time of sale.

        The Partnership has an arrangement with Illinois Valley Cellular RSA 2, Inc. (Switching Company) to provide switching services to the Partnership. The stockholders of the Switching Company own 53% of the Partnership. In 2002, switching and toll roaming services of $794,832 and $1,431,105, respectively, were provided to the Partnership. These services in 2001 were $767,976 and $1,311,962, respectively and in 2000 were $719,858 and $816,461, respectively. The Switching Company received $414,548, $353,983, and $231,694 of access and billing and collecting services from the Partnership in 2002, 2001, and 2000, respectively.

NOTE 8. CONCENTRATIONS OF CREDIT RISK

        Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally cash equivalents and accounts receivable. The Partnership grants credit to cellular customers located primarily within its portion of the Illinois RSA 2 cellular geographic service area, to other cellular carriers, and to other telecommunications carriers.

        The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

        Retail cellular revenues are derived from customers located primarily within the Partnership's portion of the Illinois RSA 2 cellular geographic service area. The Partnership grants credit to these customers, substantially all of whom are local residents of this geographic area.

        Roamer cellular revenues are derived under arrangements with other wireless carriers (roaming partners) whose customers use the Partnership's network to place of complete calls. Roaming revenues from Verizon Wireless accounted for 34%, 43%, and 30% of total operating revenues in 2002, 2001, and 2000, respectively.

NOTE 9. LEASE COMMITMENTS

        Future minimum rental payments under leases for facilities have initial non-cancelable lease terms at December 31, 2002 as follows:

	Capitalized Leases	Operating Leases
2003	$17,611	$93,538
2004	15,956	71,086
2005	16,256	62,036
2006	16,256	55,436
2007	10,837	34,952
Thereafter	—	—

Total minimum lease payments	$76,916	$317,096
Less amount representing interest	13,246

Present value of minimum lease payments including current maturities of $11,495	$63,670

        Cell site leases are renewable for four additional five-year periods under similar terms at the end of the initial term. Lease terms provide for certain adjustment of the payments in the renewal periods.

        The Partnership has an office building lease with an affiliate of MC for an initial term of five years. The Partnership's portion of the annual base rental, included in the future minimum rental payments above, is $36,936. A contingent rental provision allows for increases in base rent for real estate taxes and operating costs in excess of base operating costs. The agreement includes an option to extend the lease for an additional five years.

        Rental expense for all cancelable and non-cancelable operating leases totaled $122,319, $95,515, and $90,900 in 2002, 2001, and 2000, respectively.

NOTE 10. ALLOWANCE FOR UNCOLLECTIBLES

        The Company uses the reserve method to recognize uncollectible customer accounts. The following activity has been recognized under this method.

	2002	2001	2000
Balance, December 31	$80,000	$70,000	$95,000
Provision for uncollectibles	51,226	36,991	47,460
Accounts written off, net of recoveries	46,226	26,991	72,460

Balance, December 31	$85,000	$80,000	$70,000

NOTE 11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following table presents summarized quarterly results.

	Quarter
	1st	2nd	3rd	4th
2002
Operating revenues	$1,707,412	$1,698,737	$1,745,740	$1,728,822
Operating income	$48,352	$(19,292)	$(45,733)	$(170,584)
Net income	$51,725	$(26,825)	$(52,226)	$(184,262)
2001
Operating revenues	$1,614,897	$1,872,348	$1,911,963	$1,921,535
Operating income	$114,963	$153,201	$169,279	$175,123
Net income	$107,694	$136,992	$156,622	$169,050

        Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including seasonal variations in customer calling patterns and timing of promotional activities.

NOTE 12. RECENT ACCOUNTING DEVELOPMENTS

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends FASB Statement No. 13, "Accounting for Leases."

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.

        In November 2002, the FASB issued Interpretation No.45, "Guarantor's Accounting and Disclosure Requirements for Gaurantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective on December 31, 2002. No disclosures were required at December 31, 2002.

        The Partnership has not yet determined the impact the adoption of these Standards will have on its financial position, results of operations, and cash flows.

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  Exhibit 99.4
INDEPENDENT AUDITORS' REPORT
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP BALANCE SHEETS December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP BALANCE SHEETS December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP STATEMENTS OF INCOME Years Ended December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP STATEMENTS OF PARTNERS' CAPITAL December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP STATEMENTS OF CASH FLOWS Years Ended December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP NOTES TO FINANCIAL STATEMENTS